Exhibit 10.10
FORM OF EXECUTIVE STOCK OPTION GRANT LETTER
[under 2007 Plan]
DATE OF GRANT
NAME AND ADDRESS OF EMPLOYEE
Dear EMPLOYEE NAME:
     This letter sets forth the terms and conditions of the stock option granted to you by Chindex International, Inc. (the “Company”) on DATE OF GRANT, in accordance with the provisions of its 2007 Stock Incentive Plan (the “Plan”). You have been granted an option (the “Option”) to purchase NUMBER shares of the Company’s Common Stock (“Common Stock”). The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
     The Option is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this letter. Any terms used in this letter and not defined have the meanings set forth in the Plan.
1. Option Exercise Price
     The price at which you may purchase the shares of Common Stock covered by the Option (the “exercise price”) is $PRICE per share which is the closing price of the Common Stock on the NASDAQ Global Market on the date of grant of your Option.
2. Term of Option
     Your Option expires in all events on DATE. However, your Option may terminate prior to such expiration date as provided in Sections 6 and 7 of this letter upon the occurrence of one of the events described in those Sections. Regardless of the provisions of Sections 6 and 7, in no event can your Option be exercised after the expiration date set forth in this Section 2.
3. Exercisability of Option
     (a) Unless it becomes exercisable on an earlier date as provided in Sections 6 and 7 below, your Option will become exercisable in installments as follows, provided that you are an employee of the Company or one of its Subsidiaries or Affiliates (as defined below) on each such date:

Vesting Date	Cumulative Percentage of Shares as to Which Option is Exercisable
For purposes of this letter, (1) “Subsidiary” means a corporation, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, 50% or more of the ownership interests, and (2) “Affiliate” means a corporation, partnership, joint venture, or other entity in which the Company owns, directly or indirectly, 25% or more of the ownership interests.
     (b) To the extent your Option has become exercisable, you may exercise the Option in whole or in part at any time on or before the date the Option expires or terminates. You may only exercise your Option with respect to a whole number of shares.
4. Exercise of Option
     You may exercise your Option by giving written notice to the Company of the number of shares of Common Stock you desire to purchase and paying the exercise price for such shares. The notice must be in the form provided by the Company from time to time (the “Option Exercise Form”), which may be obtained from the Company’s Secretary. The notice must be hand delivered or mailed to the Company at the address of its principal executive offices, Attention: Secretary, or may be provided electronically to the extent and in the manner provided under procedures adopted by the Company. Payment of the option price may be made in any manner provided in Section 5. The cash, Common Stock or documentation described in the applicable provision of Section 5 must accompany the Option Exercise Form. Your Option will be deemed exercised on the date the Option Exercise Form (and payment of the exercise price) is hand delivered, received by electronic transmission (if permitted) or, if mailed, postmarked.
5. Satisfaction of Option Price
     (a) Payment of Cash. Your Option may be exercised by payment of the option price in cash (including check, bank draft, money order, or wire transfer to the order of the Company).
     (b) Payment of Common Stock. You may satisfy the option price by tendering shares of Common Stock that you own. For this purpose, the shares of Common Stock so tendered shall be valued at the closing sales price of the Common Stock on the Nasdaq Global Market (or such other exchange or market determined by the Committee to be the primary market for the Common Stock) for the day before the date of exercise or, if no such sale of Common Stock occurs on such date, the closing sales price on the nearest trading date before such date. The certificate(s) evidencing shares tendered in payment of the option price must be duly endorsed or accompanied by appropriate stock powers. Only stock certificates issued solely in your name may be tendered to exercise your Option. Fractional shares may not be tendered; any portion of the option exercise price that is in excess of the aggregate value (as determined under this Section 5(b)) of the number of whole shares tendered must be paid in cash. If a certificate tendered in exercise of the Option evidences more shares than are needed to pay the exercise price, an appropriate replacement certificate will be issued to you for the number of excess shares.
     (c) Broker-Assisted Cashless Exercise. You may satisfy the option exercise price by delivering to the Company a copy of irrevocable instructions to a broker acceptable to the Company to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the total exercise price and withholding tax obligation resulting from such exercise. The broker must agree to deposit the entire sale proceeds into a Company-owned account pending delivery to the Company of the exercise price and tax withholding amount. Shares issued under this method of exercise will be issued to the designated brokerage firm for your account. The ability to use this method of exercise is subject to the Company’s approval of the broker and of the specific mechanics of exercise.
     (d) Net Share Exercise. You may satisfy the option exercise price by delivering to the Company an Option Exercise Form that directs the Company to withhold a sufficient number of the shares acquired upon exercise to satisfy the aggregate option price and tax withholding obligation with respect to the shares as to which the Option is being exercised. For purposes of this provision, the shares of Common Stock applied to satisfy the option price and withholding obligation shall be valued in the same manner as provided under Section 5(b).
6. Termination of Employment
     (a) General. The following special rules apply to your Option in the event of your death, disability, retirement, or other termination of your employment with the Company and its Subsidiaries and Affiliates (whether by you or by your employer). A transfer of employment that results in your being employed by the Company or a Subsidiary or Affiliate does not constitute a termination of your employment for purposes of this grant letter.
     (i) Termination of Employment for Cause. If the Company or a Subsidiary or Affiliate terminates your employment for Cause, your Option will terminate on the date of such termination of employment. For this purpose, “Cause” means (A) your willful failure to perform the duties of your employment, (B) your intentional engagement in dishonest conduct in connection with the performance of services, or (C) your conviction of a felony.
     (ii) Voluntary Termination of Employment. If you voluntarily terminate your employment with the Company or a Subsidiary or Affiliate other than upon Retirement (as defined below), your Option will terminate 90 days after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.
     (iii) Termination Without Cause. If the Company or a Subsidiary or Affiliate terminates your employment without Cause (other than as a result of or in connection with an event described in paragraph (v) or (vi)), your Option will terminate six months after such termination of employment. Following the termination of your employment, no additional portions of your Option will become exercisable, and your Option will be exercisable only with respect to the number of shares which you were entitled to purchase on the date of the termination of your employment.
     (iv) Retirement. Upon your Retirement from the Company, your Option will become immediately exercisable in full. If you do not serve as a director of the Company, you may exercise your Option for a period of two years following your Retirement, but not beyond the term of the Option. If you continue to serve as a director of the Company following your Retirement, your Option will terminate two years after the termination of your service as a director, but not beyond the term of the Option. For purposes of this provision, “Retirement” means termination of your employment with the Company and its Subsidiaries and Affiliates after you have attained age 60 and ten years of continuous employment with the Company and/or its Subsidiaries and Affiliates.
     (v) Death or Disability. If your employment terminates by reason of death or Disability, your Option will become fully exercisable upon such termination of employment and will terminate two years following such termination of employment. For purposes of this provision, “Disability” means that by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, you have been receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or Subsidiary or Affiliate that employs you.
     (vi) Certain Transactions. If the Subsidiary, Affiliate, or division in which you are employed at the time of such sale is sold to a person or entity that, following such sale, is not an Affiliate, or if the Company’s ownership of the Subsidiary or Affiliate in which you are employed drops to less than 25% of the ownership interests, your Option will immediately become exercisable in full. Your Option will terminate six months after such event.
     (v) Acceleration and Adjustments of Exercise Period. The Committee may, in its discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Section 6(a), but not beyond the expiration date of your Option as set forth in Section 2 above.
     (b) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment or of the occurrence of any event described in Section 6 or 7, and its determination shall be final, conclusive and binding upon you.

7. Change of Control
     Notwithstanding the provisions of Section 3, upon the occurrence of a Change of Control, if you are an employee or a director of the Company or one of its Subsidiaries or Affiliates at such time, your Option will become immediately exercisable in full. Notwithstanding the provisions of Section 6(a) (other than paragraph (i) thereof), your Option will terminate no sooner than one year after any termination of your employment following a Change of Control (or on the expiration date set forth in Section 2, if sooner).
8. Tax Withholding
     You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, local or other withholding tax liability. If you exercise your Option by payment of cash or Common Stock, you may satisfy your withholding obligation either by making a cash payment to the Company of the required amount or by having the Company retain from the Common Stock otherwise deliverable to you upon exercise of your Option shares of Common Stock having a value equal to the minimum amount of any required tax withholding with respect to the exercise. If you exercise your Option using the broker-assisted cashless option exercise method, the minimum required tax withholding will be retained by the Company from the proceeds of the sale of your shares. If you exercise your Option using the net share exercise method, the minimum required tax withholding will be retained by the Company from the shares acquired upon exercise. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company or a Subsidiary or Affiliate shall have the right to withhold the required amount from your salary or other amounts payable to you.
     Any election to have shares withheld must be made on or before the date you exercise your Option. A copy of the withholding election form may be obtained from the Company’s Secretary. The election form does not apply to exercises under the cashless option exercise method or the net share exercise method. The manner of withholding described in the preceding paragraph is mandatory if you are using one of these methods of exercise.
     The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize by reason of exercise of the Option will be reported to the tax authorities in the year in which you recognize income with respect to the exercise. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.
9. Administration of the Plan
     The Plan is administered by the Committee. The Committee has authority to interpret the Plan, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee are final and binding on all affected Plan participants.

10. Non-transferability of Option
     The Option granted to you by this letter may be exercised only by you, and may not be assigned, pledged, or otherwise transferred by you, with the exception that in the event of your death the Option may be exercised (at any time prior to its expiration or termination as provided in Section 2 and 6) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by bequest or inheritance or by reason of your death.
11. Amendment and Adjustments to your Option
     The Plan authorizes the Board or the Committee to make amendments and adjustments to outstanding awards, including the Option granted by this letter, in specified circumstances. Details are provided in the Plan.
12. Effect on Other Benefits
     Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under the Company’s other benefit plans.
13. Regulatory Compliance
     Under the Plan, the Company is not required to deliver Common Stock upon exercise of your Option if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.
14. Data Privacy
     By accepting this Option you expressly consent to the collection, use and transfer, in electronic or other form, of your personal data by and among the Company, its Subsidiaries and Affiliates and any broker or third party assisting the Company in administering the Plan or providing recordkeeping services for the Plan, for the purpose of implementing, administering and managing your participation in the Plan. By accepting this Option you waive any data privacy rights you may have with respect to such information. You may revoke the consent and waiver described in this Section by written notice to the Company’s Secretary; however any such revocation may adversely affect your ability to participate in the Plan and to exercise any stock options previously granted to you by the Company.
15. Consent to Jurisdiction
     Your Option and the Plan are governed by the laws of the State of Delaware without regard to any conflict of law rules. Any dispute arising out of this Option or the Plan may be resolved only in a state or federal court located within New York County, New York State, U.S.A. This Option is issued on the condition that you accept such venue and submit to the personal jurisdiction of any such court.
* * * * *

     If you have any questions regarding your Option or would like to obtain additional information about the Plan or its administration, please contact the Company’s Secretary, at the Company’s principal executive offices.
     This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Lawrence Pemble
Chief Financial Officer